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                           VOTING AND TENDER AGREEMENT



         THIS VOTING AND TENDER AGREEMENT (this "Agreement"), dated as of the first day of August, 1997, by and between EQUITY-LINKED INVESTORS, L.P. ("Stockholder I"), EQUITY-LINKED INVESTORS-II, L.P. ("Stockholder II") (Stockholder I and Stockholder II collectively the "Stockholders") and INTEGRATED HEALTH SERVICES, INC., a Delaware Corporation ("Parent") and IHS ACQUISITION XXVI, INC. ("Merger Subsidiary").

         WHEREAS, Community Care of America, Inc., a Delaware Corporation (the "Company"), Parent and Merger Subsidiary are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") which provides for, among other things, an offer to purchase by Merger Subsidiary all of the outstanding shares of the Company ("Company Common Stock"), at a purchase price of Four and 0/100 ($4.00) Dollars per share, net to the seller in cash, without interest thereon, followed by the merger of Merger Subsidiary with the Company (the "Merger"); and

         WHEREAS, as of the date hereof, Stockholder I owns, of record and/or beneficially, 665,907 shares of Company Common Stock and Stockholder II owns, of record and/or beneficially, 665,907 shares of Company Common Stock; and

         WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Stockholders agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) all shares of Company Common Stock now owned, beneficially or otherwise, which may hereafter be acquired by the Stockholders (the "Shares") and (b) certain other matters as set forth herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

         Section 1.1 Tender Agreement. (a) The Stockholders shall, within five
(5) business days after the commencement of the Offer (as defined in the Merger Agreement), tender, or cause to be tendered, for sale to Merger Subsidiary, pursuant to the terms of the Offer (as long as the Offer is at least $4.00 per share net to the Stockholders in cash, without interest thereon), all of the Stockholders' Shares then owned of record or beneficially by the Stockholder; and (b) except as provided in clause (a) above, during the time this Agreement is in effect, the Stockholders shall not otherwise sell, give, dispose of (whether by operation of law or by agreement or otherwise) or tender any Shares or any right, title or interest therein or thereto.




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         Section 1.2 Voting Agreement. The Stockholders hereby agree that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholders shall vote the Shares, or cause the Shares to be voted: (a) in favor of the Merger pursuant to the Merger Agreement; and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than Merger Subsidiary or Parent) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could prevent any of the conditions to the Company's obligations under the Merger Agreement from being fulfilled. If requested by Parent, the Stockholders will grant Parent an irrevocable proxy to vote the Shares in a manner consistent with this Section
1.2 for so long as this Agreement is in effect. The Stockholders will not join in any suit or proceeding or participate in any action that is inconsistent with, or designed or intended to have the effect of discouraging, the completion of the Merger pursuant to the terms of the Merger Agreement; provided, however, that the Stockholders hereby reserve any and all rights to defend themselves in any such suit or proceeding or to take any actions required by applicable law.

         Section 1.3 General Release. As an inducement for Parent, Merger Subsidiary and the Company to enter into the Merger Agreement: (a) the Stockholders do hereby remise, release and forever discharge Parent, Merger Subsidiary and the Company, and their respective officers, directors, shareholders, employees, agents, successors and assigns, from any and all debts, obligations, suits, actions, causes of action, claims, demands, in law or in equity, which the Stockholders ever had or now have, for, upon, or by reason of any matter, cause or thing whatsoever, however arising, other than any obligations under this Agreement or under the Merger Agreement, including, without limitation, the obligations under Section 7.07 of the Merger Agreement respecting the continuation of officers and directors indemnity obligations and insurance after the consummation of the Merger; and (b) Parent and Merger Subsidiary hereby do, and upon the Merger Subsidiary obtaining control of the Company will cause the Company to, remise, release and forever discharge the Stockholders and their respective partners, officers, directors, shareholders, employees, agents, successors and assigns, from any and all debts, obligations, suits, actions, claims, demands, in law or in equity, which they ever had or now have, for, upon, or by reason of any matter, cause or thing whatsoever, however arising. In the event any action or proceeding covered by the foregoing releases has been filed or instituted, the parties hereto agree, following the respective effective dates of the foregoing releases, to cause its immediate dismissal with prejudice. Notwithstanding the foregoing, the release by the Stockholders in clause (a) of this Section 1.3 shall not become effective unless and until the Stockholders receive said release from the Company in writing.

         Section 1.4 Stockholder Capacity. The Stockholders make this Agreement solely in their capacity as the record and/or beneficial owners of the Shares. Nothing in this Agreement shall prohibit the Stockholders or any of their partners, officers, directors, employees, representatives and agents from taking, or omitting to take, any action as a director, employee, representative or agent of the Company permitted to be taken or omitted under the Merger Agreement.



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         Section 1.5 Acknowledgment. The Stockholders acknowledge receipt and review of a copy of the Merger Agreement.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

       The Stockholders hereby represent and warrant to Parent as follows:

         Section 2.1 Authority Relative to This Agreement. The Stockholders have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby have been duly and validly authorized by the Stockholders and no other proceedings on the part of the Stockholders are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Stockholders and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

         Section 2.2 No Conflict. (a) The execution and delivery of this Agreement by the Stockholders do not, and the performance of this Agreement by the Stockholders shall not: (i) conflict with or violate the organizational documents of the Stockholders; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholders or by which the Shares are bound; or (iii) result in any breach of or constitute a default (or an event that with notice, or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, termination or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license permit, franchise or other instrument or obligation to which either of the Stockholders is a party or by which either of the Stockholders or the Shares are bound or affected, except in case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Stockholders of their obligations under this Agreement; and (b) the execution and delivery of this Agreement by the Stockholders do not, and the performance of this Agreement by the Stockholders shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any court or arbitrator or any governmental body, agency or official, except for applicable requirements, if any of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholders of their obligations under this Agreement.

         Section 2.3 Title to the Shares. As of the date hereof, Stockholder I is the record and/or



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beneficial owner of 665,907 shares of Company Common Stock and Stockholder II is the record and/or beneficial owner of 665,907 shares of the Company Common
Stock. Such Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholders and the Stockholders own no other rights or interests exercisable for or convertible into any securities of the Company. The Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholders' voting rights, charges and other encumbrances of any nature whatsoever, other than limitations under agreements with the Company and/or Robert N. Elkins. Neither of the Stockholders has appointed or granted any proxy, which appointment or grant is still effective with respect to the Shares.

         Section 2.4 No Fees or Commissions. No broker, financial advisor or other intermediary is entitled to any fee or other commission in connection with the transaction contemplated by this Agreement based on an arrangement made by or on behalf of the Stockholders.

                                   ARTICLE III

                          COVENANTS OF THE STOCKHOLDERS

         Section 3.1 No Inconsistent Agreement. The Stockholders hereby covenant and agree that, except as contemplated by this Agreement and the Merger Agreement, the Stockholders shall not enter into any agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

         Section 3.2 No Encumbrances. The Stockholders hereby covenant and agree that the Stockholders shall not by any action or omission cause any security interests, liens, pledges, charges, encumbrances, options, rights of first refusals, agreements or limitations on the Stockholders' voting rights, to attach to the Shares to be tendered to the Merger Subsidiary pursuant to Section
1.1 hereof.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                         OF PARENT AND MERGER SUBSIDIARY

         Section 4.1 Authority. Parent and Merger Subsidiary each have full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Parent and Merger Subsidiary and is a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms.

         Section 4.2 Office Price. Parent and Merger Subsidiary each hereby confirms to the Stockholders that it has not, in connection with the Merger, purchased, and each agrees with the Stockholders that it hereafter will not buy, any shares of stock of the Company for a price higher


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than the price to be received by the Stockholders in the Off er.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been duly executed and delivered and shall be in full force and effect. This Agreement shall automatically terminate: (i) upon the termination of the Merger Agreement; or (ii) if the Shares shall have not theretofore been sold pursuant to the Offer, on November 30, 1997; or (iii) if the price contained in the Offer is reduced below a price of $4.00 per share net in cash, without interest thereon; or (iv) if the Board of Directors of the Company changes its recommendation to its stockholders in respect of the Merger, whichever of the four is the earlier to occur.

         Section 5.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement among Parent, Merger Subsidiary and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Subsidiary and the Stockholders with respect to the subject matter hereof.

         Section 5.4 Amendment. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

         Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall regardless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

         Section 5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.




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         Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Stockholders, Parent and Merger Subsidiary have caused this Agreement to be duly executed as the date and year first above written.


                                   EQUITY-LINKED INVESTORS, L.P.
                                   BY:  Rohit M. Desai Associates,
                                            General Partner

                                   By:  /s/ Frank J. Pados
                                        -----------------
                                   Name:    Frank J. Pados
                                   Title:   Attorney in Fact


                                   EQUITY-LINKED INVESTORS-II, L.P.
                                   BY:  Rohit M. Desai Associates-II,
                                            General Partner

                                   By:  /s/ Frank J. Pados
                                        ------------------
                                   Name:    Frank J. Pados
                                   Title:   Attorney in Fact


                                   INTEGRATED HEALTH SERVICES, INC.

                                   By:  /s/ Mark B. Levin
                                        -----------------
                                   Name:    Mark B. Levin
                                   Title:   Executive Vice President of
                                            Investor Relations


                                   IHS ACQUISITION XXVI, INC.

                                   By:  /s/ Mark B. Levin
                                        -----------------
                                   Name:    Mark B. Levin
                                   Title:   Executive Vice President of
                                            Investor Relations


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